Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheets as of June 26, 2015 and the unaudited pro forma condensed combined statements of income for the six months and year ended June 26, 2015 and December 26, 2014, respectively, are based on the historical financial statements of UCT and Miconex after giving effect to UCT’s acquisition of Miconex using the acquisition method of accounting and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet as of June 26, 2015 combines UCT’s historical condensed consolidated balance sheet as of June 26, 2015 and Miconex’s historical condensed consolidated balance sheet as of June 30, 2015 giving effect to the acquisition as if it had occurred on June 26, 2015. The unaudited pro forma condensed combined statements of income for the six month period ended June 26, 2015 combines UCT’s historical consolidated statement of income for the six month period ended June 26, 2015 with Miconex’s historical consolidated statement of income for the six month period ended June 30, 2015. The consolidated statement of income for the year ended December 26, 2014 combines UCT’s historical consolidated statement of income for the year ended December 26, 2014 with Miconex’s historical consolidated statement of income for the year ended December 31, 2014. The unaudited pro forma condensed combined statements of income give effect to the merger as if it had occurred on December 28, 2013.

The acquisition has been accounted for under the acquisition method of accounting in accordance with Financial Accounting Standard ASC 805, Business Combinations. Under the acquisition method of accounting, the total estimated purchase price, calculated as described in Note 1 to the unaudited pro forma condensed combined financial information, is allocated to the net tangible and intangible assets of Miconex acquired in connection with the acquisition, based on their estimated fair values. Management has made a preliminary allocation of the estimated acquisition price to the net tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates. These preliminary estimates and assumptions are subject to change during the measurement period (up to the time it takes to gather the necessary information and no longer than one year from the acquisition date). The final determination of the values of assets and liabilities and the integration costs may result in actual values, assets, liabilities and expenses that are different from those set forth in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information has been prepared by management for illustrative purposes only and are not necessarily indicative of the condensed consolidated financial position or results of income in future periods or the results that actually would have been realized had UCT and Miconex been a combined company during the specified periods. The unaudited pro forma condensed combined financial information does not reflect any operating efficiencies and/or cost savings that we may achieve with respect to the combined companies, or any liabilities that may result from integration activities. The pro forma adjustments are based on the information available at the time of the preparation of this document. The unaudited pro forma condensed combined financial information, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, UCT’s historical consolidated financial statements included in its Annual Report on Form 10-K, for its year ended December 26, 2014, and Miconex’s historical consolidated financial statements for the year ended December 31, 2014, which are included as Exhibit 99.1 to this Form 8-K.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(In Thousands)

	June 26, 2015	June 30, 2015	June 30, 2015
		Miconex
	UCT	(Reclassified, CZK)	Miconex (in USD)	Pro forma Adjustments		Pro forma Combined
ASSETS
Current assets:
Cash	$76 614	7 292	$297	$-15 058	4a,5	$61 853
Accounts receivable, net	57 513	88 435	3 601	-536	5	60 578
Inventory	64 647	176 080	7 130	-932	5	70 845
Deferred tax assets	3 777	755	31	165	5	3 973
Prepaid expenses and other	8 634	5 878	239	-25	5	8 848
Total current assets	211 185	278 440	11 298	-16 386		206 097

Equipment and leasehold improvements, net	14 850	12 812	543	-115	5	15 278
Goodwill	74 298	15 393	698	9 499	1	84 495
Purchased intangible, net	37 702	-	-	8 800	2	46 502
Deferred tax assets	2 763	-	-	-		2 763
Other non-current assets	754	-	-	-		754
Total assets	$341 552	306 645	$12 539	$1 798		$355 889

LIABILITIES & STOCKHOLDERS ’ EQUITY
Current liabilities:
Bank borrowings	$6 514	99 567	$4 054	$-1 761	5	$8 807
Accounts payable	46 476	93 316	3 799	-290	5	49 985
Accrued compensation and related benefits	6 410	10 721	437	-5	5	6 842
Deferred rent, current portion	503	-	-	-		503
Other current liabilities	2 307	10 512	428	1 236	4c,5,6	3 971
Total current liabilities	62 210	214 116	8 718	-820		70 108

Long-term debt	67 877	20 476	834	-100	5	68 611
Deferred rent and other liabilities	2 815	2 694	110	2 060	4c,5	4 985
Total liabilities	132 902	237 286	9 662	1 140		143 704
Commitments and contingencies
Stockholders’ Equity:
Common stock	32	210	10	-9	3,4b	33
Additional paid-in capital	169 857	-	-	3 817	4b	173 674
Common shares held in treasury	-3 337	-	-	-		-3 337
Accumulated other comprehensive income	-	-	-518	518	3	-
Retained earnings	42 098	69 149	3 385	-3 668	3,6	41 815
Total stockholders' equity	208 650	69 359	2 877	658		212 185
Total liabilities and stockholders' equity	$341 552	306 645	$12 539	$1 798		$355 889

See notes to unaudited pro forma condensed combined financial information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

(In Thousands)

	For the Six Months Ended
	June 26,	June 30,	June 30,
	2015	2015	2015
		Miconex
	UCT	(Reclassified, CZK)	Miconex (in USD)	Pro forma Adjustments		Pro forma Combined

Sales	$242 867	372 373	$15 098	$-		$257 965
Cost of goods sold	204 126	307 920	12 552	-		216 678
Gross profit	38 741	64 453	2 546	-		41 287

Operating expenses:
Research and development	4 967	3 375	137	-		5 104
Sales and marketing	5 650	-	-	-		5 650
General and administrative	22 048	30 541	1 238	429	7,8,9	23 715
Total operating expenses	32 665	33 916	1 375	429		34 469
Income from operations	6 076	30 537	1 171	-429		6 818

Interest and other income (expense), net	-1 315	10 263	347	-		-968

Income before income taxes	4 761	40 800	1 518	-429		5 850

Income tax provision	1 381	8 006	324	-82	10	1 623

Net income	$3 380	32 794	$1 194	$-347		$4 227

Net income per share:
Basic	$0.11					$0.13
Diluted	$0.11					$0.13

Shares used in computing net income per share:
Basic	31 042	-	-	500		31 542
Diluted	31 358	-	-	500		31 858

See notes to unaudited pro forma condensed combined financial information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

(In Thousands)

	For the Year Ended
	December 26,	December 31,	December 31,
	2014	2014	2014
		Miconex
	UCT	(Reclassified, CZK)	Miconex (in USD)	Pro forma Adjustments		Pro forma Combined

Sales	$513 957	724 523	$34 953	$-		$548 910
Cost of goods sold	440 824	587 054	28 321	-		469 145
Gross profit	73 133	137 469	6 632	-		79 765

Operating expenses:
Research and development	7 067	5 242	253	-		7 320
Sales and marketing	10 432	-	-	-		10 432
General and administrative	37 450	63 612	3 069	1 101	7,8	41 620
Total operating expenses	54 949	68 854	3 322	1 101		59 372
Income from operations	18 184	68 615	3 310	-1 101		20 393

Interest and other income (expense), net	-1 854	11 139	584	-		-1 270

Income before income taxes	16 330	79 754	3 894	-1 101		19 123

Income tax provision	4 973	16 674	804	-209	10	5 568

Net income	$11 357	63 080	$3 090	$-892		$13 555

Net income per share:
Basic	$0.39	-	-	-		$0.45
Diluted	$0.38	-	-	-		$0.45

Shares used in computing net income per share:
Basic	29 301	-	-	500		29 801
Diluted	29 936	-	-	500		30 436

See notes to unaudited pro forma condensed combined financial information

NOTES TO UNAUDITED PRO FORMA

 CONDENSED COMBINED FINANCIAL INFORMATION

1.	Acquisition of MICONEX s.r.o.

On July 31, 2015, the Company completed the acquisition of MICONEX s.r.o. ("Miconex") a limited liability company incorporated under the laws of the Czech Republic and a provider of advanced precision fabrication of plastics, primarily for the semiconductor industry. Pursuant to the purchase agreement relating to the acquisition, the Company (i) paid $15.0 million in cash, subject to certain adjustments as provided in the Purchase Agreement and (ii) issued 500,000 shares of the Company's common stock, to the former owners of Miconex. In addition, the former owners of Miconex are entitled to up to $4.0 million of potential cash "earn-out" payments over a two-year period following closing, based on Miconex's achievement of specified performance targets based on EBIT (earnings before interest and taxes). The preliminary estimated acquisition price of Miconex for purposes of the Company's preliminary purchase price allocation was determined to be $20.1 million, which amount values the stock consideration at $3.8 million (based on the average of the high and low trading prices per share of the Company's common stock on July 31, 2015 of approximately $7.64), and values the potential earn-out payments at their estimated fair value as of July 31, 2015 of approximately $1.3 million.

2.	Preliminary Acquisition Price Allocation

Under the acquisition method of accounting, the total estimated acquisition price as shown in the table below is allocated to Miconex’s net tangible and intangible assets based on their preliminary estimated fair values as of July 31, 2015, the closing date. The preliminary estimated acquisition price was based on various factors as described in the introduction to the unaudited pro forma condensed combined financial information. The allocation of the purchase price is preliminary pending the completion of various analyses and the finalization of estimates. The primary areas of the preliminary purchase price allocation that are not yet finalized relate to the fair values of certain tangible assets acquired, the valuation of intangible assets acquired, including amortization methodology, and residual goodwill. During the measurement period, we expect to continue to obtain information to assist us in determining the final fair value of the assets acquired at the acquisition date during the measurement period. Our preliminary purchase price allocation for Miconex is as follows (in thousands):

Preliminary
Estimated
Useful Life
Net tangible assets acquired	$1 100
Identifiable intangible assets:
Customer relationships	8 800	7.5 years
Goodwill	10 197	-
Total preliminary estimated acquisition price	$20 097

A preliminary estimate of $1.1 million has been allocated to net tangible assets acquired. This estimate reflects adjustments of acquired assets and liabilities to fair value. A preliminary estimate of approximately $8.8 million has been allocated to amortizable intangible assets acquired. The amortization related to the amortizable intangible assets is reflected as pro forma adjustments to the unaudited pro forma condensed combined statements of income. For purposes of this Form 8-K/A, a straight line amortization was used for the identifiable intangible asset. The Company is still in the process of assessing the appropriate methodology to use.

Identifiable intangible assets. Acquired customer contracts and relationships represent existing contracts that relate to underlying customer relationships.

Goodwill. Approximately $10.2 million has been allocated to goodwill. Goodwill represents the excess of the acquisition price over the fair value of the underlying net tangible and intangible assets. In accordance with the ASC 350, Goodwill and Other Intangible Assets, goodwill will be tested for impairment at least annually (more frequently if indicators are present). In the event that the management of the combined company determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

3.	Foreign Currency, US GAAP Conversion Adjustments and reclassifications

Foreign Currency

The historical information of Miconex was prepared in accordance with Czech Accounting Regulations and is presented in Czech Koruna. The historical financial information was remeasured from Czech Koruna to the Euro (functional currency) and was translated from Euro to US dollars (reporting currency) using the following historical rates:

CZK to Euro
Average exchange rate for the year ended December 31, 2014	0.0363
Average exchange rate for the six month period ended June 30, 2015	0.0363
Period end exchange rate as of December 31, 2014	0.0361
Period end exchange rate as of June 30, 2015	0.0367
Nonmonetary assets and liabilities	Exchange rate at transaction date.

Euro to USD
Average exchange rate for the year ended December 31, 2014	1.3290
Average exchange rate for the six month period ended June 30, 2015	1.1170
Period end exchange rate as of December 31, 2014	1.2155
Period end exchange rate as of June 30, 2015	1.1094

US GAAP Conversion Adjustment and Reclassifications

There are no significant differences between the Czech accounting rules and US GAAP as they pertain to the financial statements of Miconex. The historical financial statements of Miconex, as presented, have been reclassified to conform to UCT’s accounting policies.

4.	Preliminary Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:

1	To eliminate the pre-existing goodwill of Miconex of $0.7 million and to record preliminary goodwill related from the acquisition of $10.2 million.
2	To record the fair value of UCT’s new identifiable intangible assets of $8.8 million.
3	To eliminate equity of Miconex.
4	To record the purchase price of $20.1 million, which includes the following: a) $15.0 million paid in cash; b) $3.8 million stock consideration; and c) $1.3 million fair value of the potential earn out payments.
5	To reflect the working capital adjustments based on the purchase price allocation of the acquisition date as shown in Note 2.
6	To record preliminary acquisition related accruals.
7	To record the preliminary estimated net intangible amortization expense associated with the acquired intangible assets over the preliminary estimated useful life.
8	To eliminate the amortization of pre-existing goodwill recorded by Miconex for the six-month period ended June 30, 2015 and twelve-month period ended December 26, 2014.
9	To eliminate the nonrecurring transactions costs incurred during the six-month period ended June 26, 2015 of $0.1 million that are directly related to the acquisition of Miconex.
10	To record income tax expense, based on Czech statutory tax rate of 19%.

5.	Pro Forma Net Income Per Share

The pro forma basic and diluted net income per share are based on the number of UCT shares used in computing basic and diluted net income per share.  These amounts have been adjusted to reflect the common stock of UCT issued in connection with the acquisition of Miconex as if the stock had been issued at the beginning of the period presented.

Weighted Average Common Shares
Outstanding (in thousands)
	Six Months Ended	Year Ended
	June 26, 2015	December 26, 2014
Basic weighted average common shares outstanding, as reported	31 042	29 301
Estimated dilutive effect of common stock issued in connection with the acquisition of Miconex	500	500
	31 542	29 801

Diluted weighted average common shares outstanding, as reported	31 358	29 936
Estimated dilutive effect of common stock issued in connection with the acquisition of Miconex	500	500
	31 858	30 436